EXHIBIT 10.3
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                                Letter of Intent
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Exploration and Development Co-operative Joint Venture of Zhamashi gold, Copper
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and Polymetallic deposits in the Qilian County of Qinghai Province of China.
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Party A: Brigade 209 of the Nuclear Industy of Yunnan Province, People's
Republic of China.
Party B: Gravity Spin Holdings, Inc. (Changing its name to "Magnus International Resources, Inc.)


     After friendly negotiation of both parties and also based on the review and assessment of the minerals formation criteria, Party B intends to explore and develop the Zhamashi gold, copper and Polymetallic deposits in Qilian County of Qinghai Province.

     With the above purpose and subsequent to the friendly negotiation, both parties reach the following intention:

1. Both parties will jointly form a new Co-operative Joint venture Company to carry out minerals exploration and development in the 200Kkm2 area of Zhamashi gold, copper deposits.
2. Party B will contribute US$5 million into the registered capital of the Co-operative Joint Venture Company. Party A will be responsible to obtain the exploration and mining rights of these gold, copper deposits and the surrounding area.
3. The Co-Operative Joint Venture Company will purchase the Zhamashi minerals processing mill and its 0.1364 km2 mining right.
4. Upon the completion of the above 3 conditions, party A will own 10% and Party B will own 90% of the Co-operative Joint Venture company.
5. When further funding is required for carrying more exploration and development activities, Party B will provide the additional funding. Party A will remain a 10% ownership of the Cooperative Joint Venture Company.
6.   Responsibilities and rights of Party A
     1. Party A will be responsible to compile and provide Party B all existing technical exploration data in order for Party B to research, assess and confirm the potential and future economic values of these gold, copper deposits.
     2. Party A will be responsible to send its technical personnel to accompany Party B's experts for the field visits to these gold, copper deposits and the surrounding area. Party A will make arrangements for the transportation and travel of these field visits. The expenses will be paid by Party B.
     3. Party A is prohibited to negotiate any exploration and development co-operation with any third party prior March 15, 2004.
7.   Responsibilities and rights of Party B
     1. Party B is prohibited to loan or transfer, to any third party, the technical data that has been provided by Party A.
     2. Party B is required to perform an actual field visit. The expenses related to the field visit will be paid by Party B.
     3. The data and results of the field visit will be given to Party A with no charges.
     4. It is necessary for Party B to give Party A a firm decision on the co-operation no later than March 15, 2004.
8.   The Letter of Intent abides the laws of China.


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9.   Both parties will further discuss any matters that have not been reflected in this Letter of Intent.




Party A:  Brigade 209 of the Nuclear Industry of Yunnan


Legal Representative:  /s/ Huiming Cheng
                           Huiming Cheng

Date:  January 15, 2004



Party B:  Gravity Spin Holdings, Inc.

          (Changing its name to "Magnus
           International Resources, Inc.)


Legal representative:  /s/ Graham Taylor
                           Graham Taylor

Date:  January 15, 2004